Corporate Office
225 Main Street
Box 8003
Menasha, WI 54952-8003
920-751-7777 FAX 920-751-7790

News Release

July 25, 2006
Contact:	Geoff Hibner, Chief Financial Officer
Mark Fleming, Director, Investor and Corporate Communications

BANTA REPORTS SECOND QUARTER RESULTS

•	Second quarter 2006 revenue from continuing operations was $361 million compared with $366 million in the same period last year.
•	Earnings from continuing operations increased to $16.1 million from $14.0 million in last year’s second quarter. Of the $16.1 million in earnings from continuing operations, $3.7 million was the result of a tax reserve reversal.
•	Second quarter diluted earnings per share from continuing operations were 66 cents compared with 2005’s 56 cents. Of the 66 cents diluted earnings per share, 15 cents was the result of a tax reserve reversal.
•	Reorganization of Banta’s Print Sector will drive reductions in general and administrative costs, beginning in 2007.

MENASHA, WI . . . Banta Corporation (NYSE: BN) today reported second quarter results and simultaneously announced the first step in a Print Sector reorganization designed to reduce costs, make it easier to do business with the company, and position Banta’s print businesses for stronger long-term growth.

        Banta’s second quarter revenue from continuing operations of $361 million was slightly below the $366 million recorded during the same period in 2005. Earnings from continuing operations were $16.1 million compared with $14.0 million in last year’s second quarter. Diluted earnings per share from continuing operations were 66 cents compared with 56 cents in 2005’s second quarter.

        Results for this year’s second quarter were favorably impacted by the reversal of a tax contingency reserve established during the last five years related to incentives granted by the Singapore tax authority. The corporation was eligible to earn these incentives assuming it met investment and employment requirements at its supply-chain management operation in that country. In the second quarter of 2006, the corporation received final approval of qualification for the tax incentives and reversed the tax contingency reserve of $3.7 million. Without the release of the tax reserve in the second quarter, which lowered the corporation’s effective tax rate to 9.5 percent from 30.0 percent, Banta’s second quarter earnings from continuing operations would have been $12.4 million, or 51 cents per diluted share. Excluding the aforementioned reduction of the tax provision, the corporation anticipates the effective tax rate for the full year 2006 to be 30.0 percent.

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        Also affecting the corporation’s second quarter diluted earnings per share was stock-based compensation expense of five cents per share, reported in accordance with new accounting standards. The amount of stock-based compensation expense recognized in last year’s second quarter was immaterial.

        Results from continuing operations exclude proceeds from the sale of Banta’s healthcare business in 2005’s second quarter, as well as its operating results prior to the sale being completed on Apr. 12, 2005.

        “Our Print Sector faced considerable pricing pressures and volume challenges in the second quarter, which negatively affected our results from operations,” said Banta Chairman, President and Chief Executive Officer Stephanie A. Streeter. “Despite these volume challenges, had we not had a large bad-debt expense in our catalog division, we would still have delivered corporate earnings results in the first half of this year comparable to results in the same period last year, which was our expectation.

        “While we continue to make important progress on driving efficiencies and productivity through our corporatewide Operational Excellence efforts, the on-going evolution of the print industry requires that we reconfigure our resources to assure we maximize future growth and profit opportunities. Effective today, we are reorganizing our five print divisions into two divisions. By doing so, we will be eliminating management infrastructure, reducing general and administrative costs, and better aligning our print service capabilities to meet the needs of our customers.”

        Banta’s book, publications and consumer catalog print divisions will become a single division called Banta Publishing & Catalog Solutions. Combining these three business units will reduce costs, promote better asset utilization and streamline its interactions with customers.

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        The corporation’s direct marketing and literature management divisions will form a new division called Banta Direct Marketing Solutions. The two divisions share a common customer base and market focus, and together they will present direct marketers with a complete range of dynamic marketing solutions to meet their growing needs for multi-channel communications. While the former direct marketing division provides high-volume personalized and standard direct mail solicitations, the literature management division offers marketers and other clients customized, multi-component direct marketing materials, digital printing and state-of-the-art fulfillment services.

        “This reorganization is our initial response to the print market dynamics that we saw more rapidly develop during the second quarter,” explained Streeter. “We intend to remove significant costs from our Print Sector infrastructure, and at the same time better leverage our scale to make us more responsive to, and competitive in, the marketplace.” The Print Sector reorganization announced today is expected to generate annualized pre-tax savings of approximately $3 million, beginning in 2007. The action will result in a third quarter cash charge of approximately $2 million, primarily related to employee severance costs.

        “Today’s announcement represents only the first step in our effort to streamline our company’s operations and administrative functions,” said Streeter. “Over the next several months, we will evaluate other competitive improvement options, with a focus on actions that will help us deliver more cost savings, and sustainable growth in both revenue and earnings. Further reorganization will result in additional charges in the second half of this year, with added cost savings expected in 2007 and beyond.”

SECOND QUARTER HIGHLIGHTS

•	Print Sector revenue in the second quarter was $254 million, roughly comparable with the $257 million reported in the same period last year. Second quarter operating earnings were $14.4 million, compared with 2005’s $17.0 million. The drop in operating earnings was primarily due to pricing pressures and volume declines in consumer catalogs, publications and non-personalized direct mail. Results were also negatively impacted by an approximate $1 million bad-debt expense in the catalog division. Helping offset the declines was strong growth in the corporation’s literature management division.

•	The book division reported a solid increase in operating earnings on a modest decrease in revenue during the second quarter. Trade books and business-to-business catalogs recorded healthy year-over-year revenue gains, while educational print volume was lower due to some customers sourcing certain educational materials from printers in lower-cost countries.

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•	Banta’s consumer catalog and publications divisions reported lower revenue and operating earnings in the second quarter. In addition to pricing pressures, results were hurt by volume reductions caused by a general reduction in page counts per catalog or magazine, reduced quantities per print run, and the bad-debt expense in the catalog division.

•	The literature management division turned in another strong quarterly performance, recording double-digit increases in both revenue and operating earnings, compared with last year’s second quarter. A major new customer win in the retail sector, along with continuing strong demand across its various customer segments, contributed to the division’s impressive year-over-year gains.

•	Banta’s direct marketing division experienced a slight decrease in second quarter revenue, while operating earnings fell far short of last year’s strong second quarter. The division’s personalized direct mail sub-segment continued to benefit from strong demand, however pricing pressures negatively affected profitability in standard commercial print.

•	The corporation’s Supply-Chain Management Sector reported second quarter revenue of $107 million, compared with $109 million last year. Operating earnings were $10.4 million, compared with the prior year’s $11.1 million. Pricing pressures, a continued reduction in the content requirements for certain products, unfavorable changes in foreign currencies, and general softness in demand for some technology products negatively affected second quarter results. “Even though we added customers during the quarter, particularly in the retail electronics segment, and are experiencing growth in demand from our medical device customers, we remain concerned about demand and margin erosion during the second half of the year,” said Streeter.

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        For the six months ended June 2006, revenue from continuing operations totaled $745 million, compared with $752 million during the same period last year. Earnings from continuing operations were $29.8 million compared with $27.7 million in 2005’s first half. Diluted earnings per share from continuing operations were $1.22, compared with $1.10 in last year’s first six months. The favorable impact of the tax reserve reversal in the second quarter of 2006 was $3.7 million, or 15 cents per diluted share.

        This year’s first six months diluted earnings per share were reduced by nine cents due to the recognition of stock-based compensation expense, compared with less than one cent in last year’s first half.

        The following table provides a reconciliation of earnings and diluted earnings per share from continuing operations, reported in accordance with generally accepted accounting principles, to earnings and diluted earnings per share from continuing operations excluding the reversal of the tax reserve, for the three- and six-month periods ended July 1, 2006, and July 2, 2005:

	Three Months Ended		Six Months Ended
Earnings from Continuing Operations (dollars in millions)	2006	2005	2006	2005
GAAP earnings from continuing	$16.1	$14.0	$29.8	$27.7
operations, as reported
Benefit from tax reserve reversal	(3.7)	--	(3.7)	--

Earnings from continuing operations
excluding benefit of tax reserve reversal	$12.4	$14.0	$26.1	$27.7

Diluted Earnings per Share from
Continuing Operations (EPS)
GAAP diluted EPS, as reported	$0.66	$0.56	$1.22	$1.10
Benefit from tax reserve reversal	(.15)	--	(.15)	--

Diluted EPS excluding benefit of tax
reserve reversal	$0.51	$0.56	$1.07	$1.10

        “We expect many of the pricing and volume challenges to carry over into the second half of the year, particularly for our consumer catalog, publications and direct marketing businesses,” noted Streeter. “While second quarter capital projects should benefit all three product categories during the balance of this year – with a rebuilt press for catalog, co-mailing capabilities for publications and additional personalization capacity for direct marketing – we do not expect those projects to fully offset the continuing effects of the market dynamics that caused the earnings shortfall in the second quarter. The beginning of the reorganization activities that we are announcing today underscores our commitment to cost reductions, productivity improvements, and assuring we are structured in the best way to service our customers. Our efforts will not be limited to the Print Sector, as we look at all opportunities to configure and streamline Banta to invigorate our businesses and meaningfully accelerate our progress in the months and quarters ahead.”

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        In light of second quarter results, as well as expectations for continuing pricing pressures and softness in demand, management has updated its previous 2006 guidance. Full-year revenue from continuing operations is now expected to be in the range of $1.55 billion to $1.58 billion. Diluted earnings per share from continuing operations, excluding any charges or benefits from the reorganization, are now expected to be in the range of $2.75 to $2.85, which excludes the 15 cent per share benefit from the effect of the tax reserve reversal, and $2.90 to $3.00 including the benefit.

        Banta will host a conference call to discuss its second quarter results on Wednesday, July 26 at 9 a.m. Central (10 a.m. Eastern). The call will be simultaneously broadcast in the Investor Information area of Banta’s Web site at www.banta.com, and a replay of the call will be available.

        Banta Corporation is a technology and market leader in printing and supply-chain management services. Our integrated approach provides a comprehensive combination of printing, binding and digital imaging solutions to leading publishers and direct marketers. We excel at helping customers find unique solutions to the complex challenges of getting their products and communications to market. We focus on five printing services markets: books, special-interest magazines, catalogs, direct marketing and literature management. Banta’s global supply-chain management business provides a wide range of outsourcing capabilities to some of the world’s largest companies. Services range from materials sourcing, product configuration and customized kitting, to order fulfillment and global distribution.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, unanticipated and/or yet-to-be-determined restructuring costs to be incurred in future periods, unanticipated difficulties in achieving expected cost savings through reorganization actions, changes in customers’ order patterns or demand for the corporation’s products and services, pricing pressures imposed by competitive factors and the corporation’s customers, changes in raw material costs and availability, unanticipated changes in sourcing of raw materials (including paper) by customers, unanticipated changes in operating expenses, unanticipated production difficulties, unanticipated issues associated with the corporation’s non-U.S. operations, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated acquisition or loss of significant customer contracts or relationships, unanticipated difficulties and costs associated with the design and implementation of new administrative systems, the impact of any acquisition or divestiture effected by Banta, changes in the corporation’s effective income tax rate, unanticipated swings in foreign currency exchange rates, unanticipated changes in the pattern of sourcing printed material in low-cost countries by customers, any unanticipated weakening of the economy, and other factors cited in the corporation’s filings with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

An electronic version of this news release, as well as other information about Banta Corporation, is available through the company’s World Wide Web home site at www.banta.com

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Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	3 Months Ended June		6 Months Ended June
	2006	2005	2006	2005
Revenue	$361,393	$366,060	$745,003	$752,337
Cost of Printing and Supply-Chain Services	284,754	286,748	586,831	589,106

Gross Earnings	76,639	79,312	158,172	163,231
SG&A Expense	58,993	58,543	120,893	121,840

Earnings from Operations	17,646	20,769	37,279	41,391
Other Income (Expense)
Interest Expense	(1,206)	(1,541)	(2,519)	(3,097)
Interest Income	1,648	923	3,069	1,660
Other Income (Expense), net	(296)	383	(495)	797

Earnings from Continuing Operations
before Income Taxes	17,792	20,534	37,334	40,751
Provision for Income Taxes	1,690	6,570	7,550	13,040

Earnings from Continuing Operations	16,102	13,964	29,784	27,711
Discontinued Operations
Earnings from Operations of
Healthcare Segment, Net of Income Taxes	--	(258)	--	702
Gain from the Sale of Healthcare Segment,
Net of Income Taxes	--	20,075	--	21,375

Net Earnings	$16,102	$33,781	$29,784	$49,788

Basic Earnings per Share:
Continuing Operations	$0.67	$0.57	$1.24	$1.12
Discontinued Operations	$--	$(0.01)	$--	$0.03
Gain from Sale of Discontinued Operations	$--	$0.82	$--	$0.86

Total	$0.67	$1.37	$1.24	$2.01

Diluted Earnings per Share:
Continuing Operations	$0.66	$0.56	$1.22	$1.10
Discontinued Operations	$--	$(0.01)	$--	$0.03
Gain from Sale of Discontinued Operations	$--	$0.80	$--	$0.85

Total	$0.66	$1.35	$1.22	$1.98

Average Shares Outstanding:
Basic	23,976	24,601	24,014	24,800
Diluted	24,398	24,941	24,451	25,158
Composite Tax Rate on Continuing Operations	9.5%	32.0%	20.2%	32.0%

SEGMENT INFORMATION

	3 Months Ended June		6 Months Ended June
Revenue	2006	2005	2006	2005
Printing Services	$254,171	$256,747	$534,354	$531,684
Supply-Chain Management Services	107,222	109,313	210,649	220,653

	$361,393	$366,060	$745,003	$752,337

Earnings from Operations
Printing Services	$14,447	$16,959	$30,588	$33,436
Supply-Chain Management Services	10,367	11,114	21,813	23,521

Segment earnings from operations	24,814	28,073	52,401	56,957
Unallocated corporate expenses	(7,168)	(7,304)	(15,122)	(15,566)
Interest expense	(1,206)	(1,541)	(2,519)	(3,097)
Interest income	1,648	923	3,069	1,660
Other income (expense), net	(296)	383	(495)	797

Earnings from continuing operations before
income taxes	$17,792	$20,534	$37,334	$40,751

Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	As of
ASSETS	Jul. 1, 2006	Dec. 31, 2005
Cash and cash equivalents	$111,674	$148,895
Short-term investments	51,208	--
Receivables	257,946	295,993
Inventories	81,507	80,756
Other current assets	19,148	20,696

Total current assets	521,483	546,340

Plant and equipment, net	270,183	263,849
Other assets	91,985	84,162

Total Assets	$883,651	$894,351

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Accounts payable	$107,865	$107,943
Other accrued liabilities	69,813	85,616
Current maturities of long-term debt	11,467	11,460

Total current liabilities	189,145	205,019

Long-term debt	60,586	75,046
Deferred income taxes	14,086	15,250
Other noncurrent liabilities	54,250	56,447
Shareholders' investment	565,584	542,589

Total Liabilities and Shareholders' Investment	$883,651	$894,351

Statement of Cash Flows	6 Months Ended June
	2006	2005
CASH FLOW FROM OPERATING ACTIVITIES
Net Earnings	$29,784	$49,788
Adjustments to reconcile net earnings to
net cash provided
Depreciation	27,136	28,497
Deferred income taxes	(1,523)	--
Tax benefit from the exercise of stock options	--	1,865
Excess tax benefits from equity compensation	(979)	--
Non-cash equity compensation	3,695	314
Gain on sale of Healthcare Segment	--	(21,375)
Gain on sale of fixed assets	(418)	(355)
Change in assets and liabilities	15,387	2,948

Cash provided by operating activities	73,082	61,682

CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures	(32,822)	(23,984)
Proceeds from sale of fixed assets	537	1,072
Purchases of short-term investments	(51,208)	--
Proceeds from sale of Healthcare Segment	--	69,145

Cash (used for) provided by investing activities	(83,493)	46,233

CASH FLOW FROM FINANCING ACTIVITIES
Repayments of long-term debt	(14,453)	(18,111)
Dividends paid	(8,663)	(8,474)
Proceeds from exercise of stock options, net	6,458	4,122
Repurchase of common stock	(13,350)	(47,837)
Excess tax benefits from equity compensation	979	--
Other	(117)	(57)

Cash used for financing activities	(29,146)	(70,357)

Effect of exchange rate changes on cash
and cash equivalents	2,336	(15,146)

Net (decrease) increase in cash	$(37,221)	$22,412